EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports, relating to the financial statements of Morgan Stanley and the effectiveness of Morgan Stanley’s internal control over financial reporting (which reports on the consolidated financial statements and financial statement schedule, which express an unqualified opinion and include an explanatory paragraph relating to the change in fiscal year-end from November 30 to December 31, an explanatory paragraph relating to the adoption of Financial Accounting Standards Board (“FASB”) accounting guidance that addresses noncontrolling interests in consolidated financial statements, an explanatory paragraph relating to the adoption of FASB accounting guidance that addresses the computation of Earnings Per Share under the two-class method for share-based payment transactions that are participating securities, and an explanatory paragraph relating to the adoption of FASB accounting guidance that addresses accounting for uncertainties in income taxes) dated February 26, 2010, appearing in the Annual Report on Form 10-K of Morgan Stanley for the year ended December 31, 2009.

/s/   Deloitte & Touche LLP
New York, New York
July 22, 2010